Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Jenn Brick, Director of Marketing
Phone: 989-779-6681 Fax: 989-775-5501
Isabella Bank Corporation Announces Third Quarter 2023 Dividend
Mt. Pleasant, Michigan, September 6, 2023 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a third-quarter cash dividend of $0.28 per common share at its regular meeting on August 30, 2023. The dividend will be payable September 29, 2023 to shareholders of record as of September 27, 2023. Based on ISBA’s closing stock price of $20.18 per share as of August 30, 2023, the annualized cash dividend yield is 5.55%.
“The third quarter cash dividend of $0.28 represents an increase of 3.70% over the third quarter of 2022, and reflects our continued financial strength and commitment to building long-term shareholder value,” said Jae A. Evans, President and Chief Executive Officer.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has thirty locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.